Exhibit j







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 31 to Registration Statement No. 33-6540 of CitiFunds Fixed Income Trust of our report dated December 14, 1998 appearing in the annual report to shareholders for the ten months ended October 31, 1998 of CitiFunds Intermediate Income Portfolio, (a separate series of CitiFunds Fixed Income Trust), and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 26, 1999